Exhibit 10.2

BARCLAYS BANK PLC,

Agent,

PHH MORTGAGE CORPORATION

Seller and Servicer,

and

PHH CORPORATION,

Guarantor

AMENDED AND RESTATED SERVICING AGREEMENT

dated as of October 29, 2007

        (continued)

        Page

        (continued)

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THIS AMENDED AND RESTATED SERVICING AGREEMENT, dated as of October 29, 2007 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), among PHH Mortgage Corporation, a New Jersey corporation (the “Company”), as Seller (in such capacity, the “Seller”) and as Servicer (in such capacity, the “Servicer”), Barclays Bank PLC, as Agent (the “Agent”), and PHH Corporation, a Maryland corporation, as Performance Guarantor of the Servicer’s obligations (the “Performance Guarantor”).

W I T N E S S E T H

WHEREAS, the Seller, the Agent and the other parties from time to time thereto are parties to that certain Sixth Amended and Restated Master Repurchase Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified and in effect from time to time, “Repurchase Agreement”) pursuant to which such parties have prescribed the manner of sale of each Eligible Mortgage Loan and the Related Security;

WHEREAS, the parties hereto have entered into that certain Servicing Agreement, dated as of October 30, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Servicing Agreement”) which prescribes the management, control and servicing of the mortgage loans purchased under the Repurchase Agreement and the guaranty by the Performance Guarantor of the performance of the obligations of the Servicer;

WHEREAS, the parties hereto desire to amend and restate the Original Servicing Agreement in its entirety and contemporaneously therewith enter into the other Transaction Documents (as such term is defined in the Repurchase Agreement) to prescribe for the management, control and servicing of the Eligible Mortgage Loans and the guaranty by the Performance Guarantor of the performance of the obligations of the Servicer.  Upon the effectiveness of this Agreement, each reference to the Original Servicing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.  Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Servicing Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used, but not otherwise defined herein, are used as defined in the Repurchase Agreement.

ARTICLE II

POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.1  Possession of Mortgage Loan Files; Maintenance of Mortgage Loan Files.

Pursuant to Section 2.2(b), Seller shall deliver each Mortgage Note, including Mortgage Notes on Wet Funded Loans, to the Custodian as soon as practicable, but in any event within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent and, if any Mortgage Note is not delivered within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent, it shall be repurchased on such 10th calendar day (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by Seller at the Repurchase Price.  The Seller shall deliver the related Loan Documents to the Servicer and the contents of each Mortgage Loan File shall be held in trust by the Servicer for the benefit of the Principals.  The possession of each Mortgage Loan File by the Servicer is at the will of the Agent for the sole purpose of servicing the related Eligible Mortgage Loan and such retention and possession by the Servicer is in a custodial capacity only.  Upon the sale of the Eligible Mortgage Loans, each Mortgage Note, the related Mortgage, the Related Security and all Collections and the related Mortgage Loan File shall vest immediately in the Agent (on behalf of the Principals), and the ownership of all records and documents with respect to the related Eligible Mortgage Loan prepared by or which come into the possession of the Servicer shall vest immediately in the Agent (on behalf of the Principals) and shall be retained and maintained by the Servicer, in trust, at the will of the Agent (on behalf of the Principals) and only in such custodial capacity.  The Servicer’s master data processing records shall be marked appropriately to reflect clearly the transfer of the related Eligible Mortgage Loans to the Agent (on behalf of the Principals).  The Custodian shall only release its custody of the contents of any Mortgage Loan File in its possession in accordance with the Custodial Agreement.

Section 2.2  Books and Records; Transfers of Eligible Mortgage Loans; Custodial Agreement.

(a)  From and after each related Purchase Date, all rights arising with respect to the Eligible Mortgage Loans transferred (not including (i) servicing rights with respect to the Eligible Mortgage Loans, which shall be retained by the Servicer subject to the terms of the Repurchase Agreement or (ii) the Seller’s obligation to fund future advances for any HELOC pursuant to the related Home Equity Line Agreement up to the Credit Limit) pursuant to any Transaction Notice including but not limited to all funds received on or in connection with the Eligible Mortgage Loans, shall be received and held by the Servicer in trust for the benefit of the Agent (on behalf of the Principals and shall be applied in accordance with Section 6 of the Repurchase Agreement).  Pursuant to the Custodial Agreement, the Custodian shall hold all of the Mortgage Notes as described in such Custodial Agreement.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Eligible Mortgage Loan which shall be marked clearly to reflect the transfer of each Eligible Mortgage Loan to the Agent (on behalf of the Principals).  In particular, the Servicer shall maintain in its possession, available for inspection by the Agent, the Principals or their respective designees, evidence of compliance with applicable laws, rules and regulations. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds, Insurance Proceeds, VA Guaranty Proceeds, FHA Proceeds or Securitization proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Guidelines.

The Servicer shall maintain with respect to each Eligible Mortgage Loan and shall make available for inspection, upon reasonable advance notice, at the offices of the Servicer during normal business hours by the Agent, any Principal or any of their respective designees the related Mortgage Loan File during the time the Agent retains ownership of an Eligible Mortgage Loan and thereafter in accordance with applicable laws and regulations.

(b)  Pursuant to the Custodial Agreement, the Seller shall deliver each Mortgage Note, including Mortgage Notes on Wet Funded Loans, to the Custodian as soon as practicable, but in any event within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent and, if any Mortgage Note is not delivered within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent, it shall be repurchased on such 10th calendar day (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by Seller at the Repurchase Price.  The Custodian shall hold all Mortgage Notes in trust as agent for the Agent (on behalf of the Principals).

Section 2.3  Servicer Daily Calculation of Collateral Values and Aggregate Margin Value; Agent Calculation of Collateral Value and Aggregate Margin Value.

(a)  The Servicer shall, before 4 p.m. (eastern time) on each Business Day, provide a transmission of the Collateral Value and Aggregate Margin Value of the Eligible Mortgage Loans at such time to the Agent.  Such transmission shall be in a form mutually agreed upon by the Servicer and the Agent at such times in all material respects.

(b)  The Agent shall provide, at least once per calendar month, but as often as the Agent deems necessary, before noon (eastern time) on any Business Day, a transmission of the aggregate Collateral Value of the Eligible Mortgage Loans (as determined by the Agent or its designee) and the Aggregate Margin Value (as determined by the Agent or its designee) at such time to the Servicer.  Such transmission shall be in a form mutually agreed upon by the Agent and the Servicer at such times in all material respects.  In connection with the foregoing, the Servicer shall promptly deliver to the Agent (for its use and for use by any third party that the Agent selects to calculate the aggregate Collateral Value and the Aggregate Margin Value) any books, records, documents, data tapes or diskettes or other information relating to the Eligible Mortgage Loans as the Agent may reasonably request.

Section 2.4  Protection of Ownership Interest of the Agent (on behalf of the Principals).

The Servicer agrees that it will from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the interest of the Agent (on behalf of the Principals) in the Eligible Mortgage Loans or to enable the Agent or the Principals to exercise or enforce any of their respective rights hereunder.  Without limiting the foregoing, the Seller will upon the request of the Agent or any of the Principals, in order to accurately reflect any assignment, transfer and conveyance transaction under the Repurchase Agreement, authorize and file such financing or continuation statements or amendments thereto or assignments thereof  as may be requested by the Agent or any of the Principals.  The Servicer shall upon request of the Agent or any of the Principals obtain such additional search reports as the Agent or any of the Principals shall request.  To the fullest extent permitted by applicable law, the Agent shall be permitted to file continuation statements and amendments thereto and assignments thereof without the Seller’s signature.  Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

The Servicer agrees that it will at its expense, on or prior to the related Purchase Date indicate clearly and unambiguously in its master data processing records that the Eligible Mortgage Loans have been conveyed to the Agent, for the benefit of the Principals pursuant to the Repurchase Agreement.  The Servicer further agrees to deliver to the Agent a computer file or microfiche list containing a true and complete list of all such Eligible Mortgage Loans, identified by loan number and by Outstanding Principal Balance as of the related Purchase Date.  The Servicer agrees to deliver to the Agent within five (5) Business Days of the request therefor by the Agent  a computer file or microfiche list containing a true and complete list of all Eligible Mortgage Loans in existence as of the last day of the prior Due Period, identified by loan number and by Outstanding Principal Balance as of the last day of the prior Due Period.  The Servicer agrees, on behalf of the Seller, at its own expense, by the end of each Due Period in which any Eligible Mortgage Loans have been originated to indicate clearly and unambiguously in its master data processing records that the Eligible Mortgage Loans created have been conveyed to the Agent, for the benefit of the Principals, pursuant to the Repurchase Agreement.

Section 2.5  Fees.

The Seller shall pay the non-refundable fees set forth in the Fee Letter.  Any of the fees described in the Fee Letter which are accrued but unpaid on the Termination Date shall be paid in full by the Seller on the Termination Date.

Section 2.6  Payments and Computations, Etc.

All per annum fees payable under this Agreement shall be calculated for the actual days elapsed on the basis of a 360-day year.  All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof in immediately available funds no later than 2:00 p.m. (eastern time) on the day when due; if such amounts are payable to any Principal or Principals they shall be paid or deposited in the Funding Account unless otherwise notified by the Agent.  The Seller shall, to the extent permitted by Law, pay to the Agent for the account of each Principal upon demand of the Agent, interest on all amounts not paid or deposited when due to the Agent for the account of each Principal hereunder at a rate equal to the Default Rate.  All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed other than computations of interest calculated by reference to the Base Rate which shall be calculated on the basis of a 365- or 366- day year, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; COVENANTS; REMEDIES AND BREACH

Section 3.1  Representations and Warranties of The Company.

The Company, as Seller and Servicer, represents and warrants to the Agent (and for the benefit of the Principals) that as of each applicable Purchase Date and as of the date of the sale or Securitization of each Eligible Mortgage Loan:

(a)  Due Organization and Authority.  The Company is duly organized, validly existing and in good standing under the laws of New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if required to conduct business of the type conducted by it, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of any Eligible Mortgage Loan sold hereunder and the servicing of any such Eligible Mortgage Loan in accordance with the terms of this Agreement and any Transaction Notice; the Company has the full power and authority to execute and deliver this Agreement and any Transaction Notice and to perform its obligations in accordance herewith and therewith; the execution, delivery and performance of this Agreement and any Transaction Notice by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company; all requisite corporate action has been taken by the Company to make this Agreement and any Transaction Notice valid and binding upon the Company in accordance with its terms; this Agreement and any Transaction Notice each evidences the valid, binding and enforceable obligation of the Company, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b)  Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(c)  No Conflicts.  Neither the execution and delivery of this Agreement or any Transaction Notice, the acquisition of Eligible Mortgage Loans by the Company, the sale of Eligible Mortgage Loans to the Agent (on behalf of the Principals) or the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement or any Transaction Notice, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any material agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation in any material respect of any applicable law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Agent (on behalf of the Principals) to realize on the Eligible Mortgage Loans in any material respect, or impair the value of the Eligible Mortgage Loans in any material respect, or impair in any material respect the ability of the Agent (on behalf of the Principals) to realize the full mortgage insurance benefits (i) of the FHA Mortgage Insurance Contract with respect to FHA Loans; (ii) of the VA Loan Guaranty Certificate with respect to VA Loans; or (iii) other insurance benefits accruing pursuant to this Agreement, including but not limited to any PMI Policy.

(d)  Ability to Service.  The Company is an Approved Seller/Servicer of Eligible Mortgage Loans for at least two of GNMA, FNMA and FHLMC with the facilities, procedures, and experienced personnel necessary for the servicing of Eligible Mortgage Loans.  The Company is in good standing to sell mortgage loans to and service mortgage loans for at least two of GNMA, FNMA and FHLMC and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with the eligibility requirements in all material respects of at least two of GNMA, FNMA and FHLMC.  As of each Purchase Date, the Company is an FHA Approved Mortgagee and a VA Approved Lender and has the facilities, procedures, and experienced personnel necessary for the servicing of mortgage loans of the same type as the Eligible Mortgage Loans.  As of each Purchase Date, the Company is in good standing to service mortgage loans for FHA and VA, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with FHA or VA eligibility requirements in all material respects.

(e)  Reasonable Servicing Fee.  The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services as compensation for the servicing and administration and arranging for the sale or Securitization of the Eligible Mortgage Loans pursuant to this Agreement and, if paid shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Eligible Mortgage Loans pursuant to this Agreement.  As of the date hereof, the Seller does not, and is not expected at a later date to, pay any Servicing Fee to any Servicer party hereto on the date this Servicing Agreement was first executed and delivered.  However, the Seller is expected to pay Servicing Fees to any Servicer who is not an Affiliate of the Seller.

(f)  No Litigation Pending.  There is no action, suit, proceeding or investigation pending or to its knowledge threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or any Transaction Notice or the Eligible Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement or any Transaction Notice.

(g)  No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body including, without limitation, HUD, FHA or VA, is required for the execution, delivery and performance by the Company of or compliance by it with this Agreement or any Transaction Notice or the sale of the Eligible Mortgage Loans, or if required, such consent, approval or authorization has been obtained.

(h)  No Untrue Information.  Neither this Agreement, any Transaction Notice nor any statement, report or other document prepared by the Seller or to be prepared by the Company pursuant to this Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact relating to the Company or the Eligible Mortgage Loans or omits to state a fact necessary to make the statements herein or therein not materially misleading.

(i)  Ability to Perform.  The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement and each other Transaction Document in all material respects.  The Company is solvent and the sale of the Eligible Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company’s creditors.

Section 3.2  [Reserved].

Section 3.3  Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Section 3.1 shall survive the sale of the Eligible Mortgage Loans to the Agent (on behalf of the Principals) and the delivery of the Loan Documents to the Servicer and delivery of the Mortgage Notes to the Custodian and shall inure to the benefit of the Agent (on behalf of the Principals) notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage Loan File.  Upon discovery by either the Seller, the Servicer or the Agent (on behalf of the Principals) of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Eligible Mortgage Loans or the interest of the Agent (on behalf of the Principals) (or which materially and adversely affects the interest of the Agent (on behalf of the Principals) in the related Eligible Mortgage Loan in the case of a representation and warranty relating to a particular Eligible Mortgage Loan), the party discovering such breach shall give prompt written notice to the other, the Agent and the Principals.

Section 3.4  Covenants.

(a)  Licenses.  The Servicer shall maintain its qualifications to do business and all licenses necessary to perform its obligations hereunder.

(b)  Servicing Standards/Sales and Securitizations.  The Servicer will administer and service Eligible Mortgage Loans, and arrange for the sale and Securitization of Eligible Mortgage Loans, in accordance with the terms of this Agreement, the Mortgage Notes and Accepted Servicing Practices.

(c)  Delivery of Mortgage Note.  The Servicer shall deliver each Mortgage Note, including Mortgage Notes on Wet Funded Loans, to the Custodian as soon as practicable, but in any event within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent and, if any Mortgage Note is not delivered within 10 calendar days of the purchase (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by the Agent, it shall be repurchased on such 10th calendar day (or if such 10th calendar day is not a Business Day, then on the immediately succeeding Business Day) by Servicer at the Repurchase Price.

(d)  Assignment.  The Servicer shall assign to the Agent all right, title and interest of the Company under the Additional Collateral Transaction Agreement with respect to Additional Collateral Mortgage Loans transferred.

(e)  Back-up Servicer.  On or prior to November 30, 2007, the Servicer shall have appointed a back-up servicer, who shall be mutually satisfactory to Agent and the Servicer, and such back-up servicer, the Servicer and Agent shall have executed and delivered the Back-up Servicing Agreement (as such term is defined in the Repurchase Agreement), together with any other documents, certificates and opinions incidental thereto, unless such date is extended in writing by Agent in its reasonable discretion.

(f)  [Reserved].

(g)  Financial Covenants.  For so long as any amount shall remain outstanding or unpaid under the Repurchase Agreement, unless the Required Principals shall otherwise consent in writing, the Company shall not, directly or indirectly, (i) permit PHH Corporation’s Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (A) $1,000,000,000 plus (B) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004; or (ii) permit, at any time, the ratio of Indebtedness of PHH Corporation and its Subsidiaries to Tangible Net Worth to exceed 10.0 to 1.0.

ARTICLE IV

ADMINISTRATION AND SERVICING OF ELIGIBLE LOANS

Section 4.1  The Company to Act as Servicer; Servicing and Administration of the Eligible Mortgage Loans.

(a)  The Company, as an independent contractor and owner of the servicing rights to the Eligible Mortgage Loans, shall diligently service and administer the Eligible Mortgage Loans, and shall comply with the Eligibility Criteria, the Portfolio Criteria, Portfolio Aging Limitations and Wet Funded Loan Limitation, in the best interest of and for the benefit of the Agent and the Principals in accordance with applicable law, the terms of this Agreement and the terms of the respective Eligible Mortgage Loans, with a view to the maximization of timely recovery of principal and interest on the Mortgage Notes.  Except to the extent that this Agreement provides for a contrary specific course of action, the Servicer will be required to service and administer the Eligible Mortgage Loans (y) in the same manner in which, and with the same care, skill, prudence and diligence with which it services and administers similar mortgage loans for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional residential mortgage loan servicers used with respect to loans comparable to the Eligible Mortgage Loans, or (z) in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers similar mortgage loans which it owns, whichever standard of care is higher, and taking into account its other obligations under this Agreement, but without regard to (i) any other relationship that Servicer, any sub-servicer or any affiliate of the Servicer or any sub-servicer may have with the borrowers or any affiliate of such borrowers; (ii) the ownership of any interest in an Eligible Mortgage Loan by the Servicer or any affiliate; (iii) the Servicer’s obligations to incur servicing expenses with respect to the Eligible Mortgage Loans; (iv) the Servicer’s or any sub-servicer’s right to receive compensation for its services under this Agreement or with respect to any particular transaction; or (v) the ownership, servicing or management for others by the Servicer or any sub-servicer of any other mortgage loans or property.  The Servicer shall maintain its qualification to do business and all licenses necessary to perform its obligations hereunder.

(b)  The Servicer shall be obligated to service and administer the Eligible Mortgage Loans.  The Servicer may enter into additional servicing or sub-servicing agreements with third parties with respect to any of its respective obligations hereunder, provided that any such agreement shall be consistent with the provisions of this Agreement and no sub-servicer (or its agent or subcontractors) shall grant any modification, waiver or amendment to any Eligible Mortgage Loan without the approval of the Servicer.  Notwithstanding any servicing or sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and any Person acting as servicer or sub-servicer (or its agents or subcontractors) or any reference to action taken through any Person acting as servicer or sub-servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Agent (on behalf of the Principals) for the servicing and administering of the Eligible Mortgage Loans and arranging for the sale and Securitization of the Eligible Mortgage Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such servicing or sub-servicing agreements or arrangements or by virtue of indemnification from any Person acting as servicer or sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer alone were engaging in such activities.  In the event the Servicer is a sub-servicer, the Agent (on behalf of the Principals) shall be entitled to proceed directly against the Servicer as sub-servicer to enforce the Servicer’s obligations to the Agent (on behalf of the Principals).

(c)  Subject to the above-described servicing standards, the further provisions of this Agreement, including but not limited to the Wet Funded Loan Limitation, the Eligibility Criteria, the Portfolio Criteria and Portfolio Aging Limitation, and the terms of the respective Eligible Mortgage Loans, the Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that it may deem necessary or desirable in connection with the servicing and administration of the Eligible Mortgage Loans.  Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to  waive, modify or vary any term of any Eligible Mortgage Loan or consent to the postponement of compliance with any such term or in any manner grant indulgence to any Borrower if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Agent or any of the Principals; provided, however, that the Servicer shall not make any future advances to a Borrower with respect to an Eligible Mortgage Loan and (unless the Borrower is in default with respect to the Eligible Mortgage Loan or such default is, in the judgment of the Servicer, imminent) the Servicer shall not permit any modification with respect to any Eligible Mortgage Loan that would change the interest rate for the related Mortgage, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), release any collateral from the Eligible Mortgage Loan or change the final maturity date on such Eligible Mortgage Loan.  Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Agent all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Eligible Mortgage Loans and with respect to the Mortgaged Properties.  If reasonably required by the Servicer, the Principals shall furnish the Servicer with any powers of attorney, in recordable form, and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

Section 4.2  Sales and Securitizations.

Subject to the servicing standards described in Section 4.1, the Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that it may deem necessary and desirable in connection with the sale and/or Securitization of Eligible Mortgage Loans with the Seller or third-party purchasers.  In connection with any Securitization of Eligible Mortgage Loans, in the event the Agent (on behalf of the Principals) receives securities from the Securitization Vehicle in exchange for the Eligible Mortgage Loans subject to such Securitization (“Securitization Securities”), the Servicer shall, on behalf of the Agent (on behalf of the Principals), arrange for the sale of such Securitization Securities.  The Servicer shall use its best efforts to realize for the Agent (on behalf of the Principals) the market value for the Securitization Securities but shall have no liability to the Principals with respect to any Securitization or Securitization Security provided that the Servicer arranges for such Securitization or sale in good faith in accordance with the procedures utilized by the Servicer in connection with any Securitization and Securitization Securities held for its own account.  The share of the proceeds of sale of any Securitization Security due the Principals and the proceeds of sale of any whole loan will be remitted to the Collection Account for application in accordance with the Repurchase Agreement.

All mortgage loans not sold or transferred pursuant to a sale or Securitization shall continue to be serviced in accordance with the terms of this Agreement.

Section 4.3  Liquidation of Eligible Mortgage Loans.

In the event that any payment due under any Eligible Mortgage Loan is not paid when the payment becomes due and payable, or in the event that the Borrower fails to perform any other covenant or obligation under the Eligible Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as (1) the Servicer would take under similar circumstances with respect to a similar Eligible Mortgage Loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Servicer shall determine in accordance with Accepted Servicing Practices to be in the best interest of the Agent and the Principals, and (4) is consistent with the related PMI Policy, if any; provided, however, any Defaulted Loan will be sold by the Servicer on behalf of the Principals as soon as practicable after becoming a Defaulted Loan.

Section 4.4  Collection of Eligible Mortgage Loan Payments.

The Servicer shall proceed diligently, in accordance with Accepted Servicing Practices, to collect all payments called for under the terms and provisions of the Eligible Mortgage Loans it is obligated to service hereunder and shall follow such collection procedures as are consistent with the Transaction Documents (including without limitation, the servicing standards set forth in Section 4.1 hereof).  The Servicer shall ascertain and estimate, in accordance with Accepted Servicing Practices, Escrow Payments and all other charges that will become due and payable with respect to the Eligible Mortgage Loans and the Mortgaged Property, to the end that the installments payable by the Borrowers will be sufficient to pay such charges as and when they become due and payable.  The Servicer shall segregate and hold all payments received by it separate and apart from any of its funds and general assets and in trust for the Principals and shall apply such payments as provided in the Repurchase Agreement.  The accounts established by the Servicer pursuant to this Article IV may include any number of sub-accounts for convenience in administering the Eligible Mortgage Loans.

Section 4.5  Establishment of, and Deposits to, Funding Account and Collection Account.

The Servicer shall establish single, segregated trust accounts which shall be designated as the Funding Account and the Collection Account, respectively, which shall be held in trust in the name of the Agent for the benefit of the Principals and which shall be subject to Blocked Account Control Agreements, into which the Servicer shall from time to time deposit, within two Business Days of the receipt thereof, and retain therein, all Collections.  The Funding Account and the Collection Account shall be established with a Qualified Depository acceptable to the Agent.  Any funds deposited in the Funding Account and the Collection Account shall at all times be fully insured to the full extent permitted under applicable law.  Any interest earnings on amounts on deposit from time to time in the Funding Account and the Collection Account shall be remitted to the Servicer in accordance with such arrangements, as shall be agreed upon by the Servicer and the Agent; provided that the Servicer shall deposit promptly from its own funds to the Funding Account or the Collection Account, as applicable, an amount equal to any loss incurred with respect to an investment of funds in the Funding Account or the Collection Account, as applicable.

Section 4.6  Permitted Withdrawals From Margin Call Account.

(a)  In connection with any withdrawals of amounts deposited by the Servicer into the Margin Call Account by mistake or overpayment or as otherwise required to make adjustments to amounts deposited therein in accordance with ordinary and normal servicing adjustments the Servicer shall provide the Agent with a written request, including such information with respect to such withdrawals as such Agent may reasonably request to justify such withdrawal.  Upon approval by the Agent of such request, the Agent shall authorize the withdrawal of such amount from such account; provided that if such request is for an amount less than $10,000 and the aggregate amount withdrawn from such account under this proviso in the current Due Period is less than $50,000, such withdrawal may be made without approval from the Agent.

(b)  The proceeds of any sales and Securitizations, the Repurchase Price of any Eligible Mortgage Loans and any other amounts payable in connection with the repurchase to the Seller or Servicer of any Eligible Mortgage Loan and repayments in full of Eligible Mortgage Loans shall be deposited directly into the Funding Account on the same day of receipt for application in accordance with the Repurchase Agreement.

Section 4.7  Establishment of, and Deposits to, Escrow Account.

The Servicer shall segregate and hold all funds collected and received pursuant to an Eligible Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, in a manner which shall provide maximum available insurance thereunder.  Funds deposited in any Escrow Account may be invested by the Servicer which shall be entitled to any investment income therefrom except as otherwise required by law.  Funds deposited in any Escrow Account may be drawn on by the Servicer in accordance with Section 4.8 hereof.

The Servicer shall deposit in such Escrow Account within two Business Days of receipt thereof and retain therein (a) all Escrow Payments collected on account of the Eligible Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement and the other Transaction Documents; and (b) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Servicer shall make withdrawals from any Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.8 hereof.  To the extent required by law, the Servicer shall pay interest on escrowed funds to the Borrower notwithstanding that such Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

The Seller shall deposit to the Escrow Account an amount equal to all Escrow Payments, Insurance Proceeds and Condemnation Proceeds collected on account of each Eligible Mortgage Loan and held by the Seller as of the date of the transfer of such Eligible Mortgage Loan to the Agent (on behalf of the Principals).

Section 4.8  Permitted Withdrawals From Escrow Account.

Withdrawals from any Escrow Account may be made by the Servicer only:

(a)  To effect timely payments of ground rents, taxes, assessments, mortgage insurance premiums, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(b)  To reimburse the Servicer for any servicing advances made by the Servicer pursuant to Section 4.9 hereof with respect to a related Eligible Mortgage Loan, but only from amounts received on the related Eligible Mortgage Loan which represent late collections of Escrow Payments thereunder;

(c)  To refund to any Borrower any funds found to be in excess of the amounts required under the terms of the related Eligible Mortgage Loan;

(d)  For application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.15 hereof; and

(e)  To pay to the Borrower, to the extent required by law, any interest paid on the funds deposited in the Escrow Account.

Section 4.9  Payment of Taxes, Insurance and Other Charges.

With respect to each Eligible Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums, if any, and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Borrower in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.  To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Borrower at the time they first become due.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Borrower’s faithful performance in the payment of an Eligible Mortgage Loan or the making of the Escrow Payments, and the Servicer shall make such payments.

Section 4.10  Protection of Accounts; Investment of Funds.

Amounts on deposit in the Margin Call Account may at the option of the Seller be invested in Eligible Investments; provided that in the event that amounts on deposit in each such account (which shall be properly titled to insure the funds in such account on a loan-by-loan basis) exceed the amount fully insured by the FDIC (the “Insured Amount”) the Servicer shall be obligated to invest the excess amount over the Insured Amount in Eligible Investments on the next Business Day as such excess amount becomes present in the Margin Call Account.  Monies held in the Margin Call Account shall be invested in Eligible Investments having maturities of no greater than one day; provided, that if there are no Short-Term Notes then outstanding, monies held in each such account shall be invested in Eligible Investments having maturities of no greater than 30 days.  If a Termination Event has not occurred and is not continuing, earnings on all such Eligible Investments (after deducting any losses), if any, shall be paid to the Seller.  All such Eligible Investments shall be made in the name of, and shall be payable to, the Agent.

Section 4.11  Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Eligible Mortgage Loan (other than HELOCs and Closed End Second Mortgage Loans) hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best’s Key Rating Guide (“Best’s”) against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Eligible Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Eligible Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Borrower or the loss payee from becoming a co-insurer.

If upon origination or acquisition of the Eligible Mortgage Loan, the related Mortgaged Property was located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) the Servicer shall cause to be in effect a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration with a generally acceptable insurance carrier rated A:VI or better in Best’s in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.  If at any time during the term of the Eligible Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Guidelines that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Borrower that the Borrower must obtain such flood insurance coverage, and if said Borrower fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Borrower’s behalf.

The Servicer shall cause to be maintained on each Mortgaged Property such additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

In the event that the Servicer shall determine, in accordance with Accepted Services Practices that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Borrower pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Borrower with respect to the need for such insurance and bring to the Borrower’s attention the desirability of protection of the Mortgaged Property.

The Servicer shall not interfere with the Borrower’s freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best’s and are licensed to do business in the jurisdiction in which the Mortgaged Property is located.  The Servicer shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.  The Servicer shall furnish to the Borrower a formal notice of expiration of any such insurance in sufficient time for the Borrower to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.5 hereof, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in any Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Eligible Mortgage Loan, or to be released to the Borrower, in accordance with Accepted Servicing Practices as specified in Section 4.15 hereof) shall be deposited in the Collection Account.

Section 4.12  Maintenance of Mortgage Impairment Insurance.

If the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Eligible Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.11 hereof and otherwise complies with all other requirements of Section 4.11, it shall conclusively be deemed to have satisfied its obligations as set forth in such Section 4.11.  Any amounts collected by the Servicer under any such policy relating to an Eligible Mortgage Loan shall be deposited in the Collection Account.  Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.11 hereof, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Collection Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer’s funds, without reimbursement therefor.  Upon request of the Agent, the Servicer shall cause to be delivered to the Agent a certified true copy of such policy.

Section 4.13  Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Eligible Mortgage Loans (“Company Employees”).  Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees.  Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of an Eligible Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 4.13 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by the Guidelines.  Upon the request of the Agent, the Servicer shall cause to be delivered to the Agent a certified true copy of such fidelity bond and insurance policy.

Section 4.14  Inspections.

The Servicer shall inspect the Mortgaged Property as often as deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved.

Section 4.15  Restoration of Mortgaged Property.

The Servicer need not obtain the approval of the Agent or the Principals prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Borrower to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices.  At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(a)  The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(b)  The Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to, requiring waivers with respect to mechanics’ and materialmen’s liens;

(c)  The Servicer shall verify that the Eligible Mortgage Loan is not in default; and

(d)  Pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in any Escrow Account.

Section 4.16  Maintenance of PMI Policy; Claims.

Except where the Guidelines exempt certain Eligible Mortgage Loans from this requirement, for each Eligible Mortgage Loan (other than FHA Loans, VA Loans, Uninsured Loans, HELOCs and Closed End Second Mortgage Loans) with a Loan-to-Value Ratio in excess of 80%, the Servicer shall, without any cost to the Agent or any Principal, maintain or cause the Borrower to maintain in full force and effect a PMI Policy insuring that portion of the Eligible Mortgage Loan in excess of 80% of value, and shall pay or shall cause the Borrower to pay the premium thereon on a timely basis, until the Loan-to-Value Ratio of such Eligible Mortgage Loan is reduced to 80% or less.  In the event that such PMI Policy shall be terminated, the Servicer shall, prior to any such termination, obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy.  If the insurer shall cease to be a Qualified Insurer, the Servicer shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Servicer shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason.  If the Servicer determines that recoveries are so jeopardized, it shall notify the Agent and the Borrower, if required, and obtain from another Qualified Insurer a replacement insurance policy.  The Servicer shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 5.1 hereof, the Servicer shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy.  If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement PMI Policy as provided above.

In connection with its activities as Servicer, the Servicer agrees to prepare and present claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a Defaulted Loan.  Pursuant to Section 4.5 hereof, any amounts collected by the Servicer under any PMI Policy shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 4.6 hereof.

Section 4.17  Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer as agent for the Agent, or in the event the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be reasonably acceptable to the Agent. The Person or Persons holding such title other than the Servicer shall acknowledge in writing that such title is being held as nominee for the Servicer.

The Servicer shall manage, conserve, protect and operate each REO Property for the Principals solely for the purpose of its prompt disposition and sale.  The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the  manner that similar property in the locality as the REO Property is managed.  The Servicer shall attempt to sell the Eligible Mortgage Loan on such terms and conditions as the Servicer deems to be in the best interest of the Agent and the Principals.  The Servicer shall dispose of the REO Property in accordance with Accepted Servicing Practices as soon as possible.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended.

The disposition of REO Property shall be carried out by the Servicer at such price and, upon such terms and conditions, as the Servicer deems to be in the best interest of the Agent and the Principals.  The proceeds of sale of the REO Property shall be promptly deposited in the Collection Account.

Section 4.18  Daily Servicer Reports.

On a daily basis, the Servicer shall prepare and forward to the Agent, the Custodian and each Principal (i) a report, substantially in the form of Exhibit D (a “Daily Servicer Report”), as of the close of business on the immediately preceding Business Day (which shall include, without limitation, (a) the aggregate Outstanding Principal Balance of the Eligible Mortgage Loans, (b) Collections on the Eligible Mortgage Loans, (c) the aggregate Outstanding Principal Balance of Delinquent Loans and Defaulted Loans and (d) the yield on the Eligible Mortgage Loans, (e) the Aggregate Purchase Price, (f) the Aggregate Margin Value, (g) the amount on deposit in the Margin Call Account, if any, and (h) the amount of repayment of maturing related Short-Term Notes, if any, as of the date of such Daily Servicer Report), (ii) an updated Daily Loan Inventory and (iii) if requested by the Agent, a listing of all Eligible Mortgage Loans together with an aging of such Eligible Mortgage Loans and such other information concerning actual historical collections experience and other matters as the Agent may reasonably request.

The Seller shall, or shall cause the Servicer to, furnish to the Agent at any time and from time to time, such other or further information in respect of the Eligible Mortgage Loans, the Seller and the Borrowers as the Agent may reasonably request.

Section 4.19  Real Estate Owned Reports.

The Servicer shall furnish to the Agent on a monthly basis an REO Property report in form and substance satisfactory to the Agent, together with such other information as the Agent shall reasonably request.

Section 4.20  Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Agent pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Agent a liquidation report with respect to such Mortgaged Property.

Section 4.21  Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 5050J of the Code.

ARTICLE V

GENERAL SERVICING PROCEDURES

Section 5.1  Transfers of Mortgaged Property.

The Servicer shall enforce any “due-on-sale” provision in accordance with Accepted Servicing Practices and applicable law contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Borrower remains liable on the Mortgage and the Mortgage Note.  When the Mortgaged Property has been conveyed by the Borrower, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Eligible Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Borrower remains liable thereon or (ii) in the event that the Servicer is unable under applicable law to require that the original Borrower remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Borrower is released from liability and the purchaser of the Mortgaged Property is substituted as Borrower and becomes liable under the Mortgage Note.

Section 5.2  Satisfaction of Mortgages and Release of Mortgage Loan Files.

Upon the payment in full of any Eligible Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Agent.

If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Agent or the Principals may have under the mortgage instruments, upon written demand of the Agent, the Servicer shall repurchase the related Eligible Mortgage Loan at the Repurchase Price by deposit thereof in the Funding Account within two Business Days of receipt of such demand by the Agent for application in reduction of the Aggregate Purchase Price.  The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.13 hereof insuring the Servicer against any loss it may sustain with respect to any Eligible Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 5.3  Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to the Servicing Fee.  If the Servicer or an affiliate thereof ceases to be the Servicer, the Agent and such successor Servicer may agree to amend such Servicing Fee (but not to exceed an amount equal to 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with performance of its obligations as Servicer hereunder).  The Servicing Fee shall be payable only from Collections pursuant to and in accordance with the terms of Section 6 of the Repurchase Agreement.  To the extent such Collections are not sufficient to pay the Servicing Fee in full, none of the Agent or any Principal shall have any liability for such deficiency.  Each Servicer shall be required to pay all expense incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 5.4  Annual Statement as to Compliance.

The Servicer shall deliver to the Agent and each Bank Principal, on or before April 5 each year beginning in April 2008, an Officer’s Certificate, stating that (i) a review of the activities of the Servicer during the preceding fiscal year ended December 31 and of performance under this Agreement has been made under such officer’s supervision, (ii) the Servicer has complied with the provisions of Article II and Article IV hereof, and (iii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled its obligations in all material respects under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

Section 5.5  Annual Independent Public Accountants’ Servicing Report; Audited Financials.

(a)  On the Effective Date and on or before or before April 6 of each year beginning in April 2008, the Servicer, at its expense, shall cause a firm of nationally recognized independent public accountants which is a member of the American Institute of Certified Public Accountants (or such other accountants acceptable to the Agent) to furnish a report to the Agent and each Bank Principal stating that such firm has examined PHH Mortgage’s overall servicing operation in accordance with the minimum standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), and stating such firm’s conclusions relating thereto.

(b)  The Performance Guarantor shall furnish or cause to be furnished to the Agent and each Bank Principal, as soon as available, and in any event within 100 days after the end of each fiscal year of PHH Corporation subsequent to its 2007 fiscal year, the following financial statements:  (i) either (A) consolidated statements of income (or operations) and consolidated statements of cash flows and changes in stockholders’ equity of PHH Corporation and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, or (B) the Form 10-K filed by PHH Corporation with the Securities and Exchange Commission and (ii) if not included in such Form 10-K, an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements present fairly the consolidated financial position and results of operations of PHH Corporation and its Consolidated Subsidiaries as of the end of such fiscal year and that such financial statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

(c)  The financial statements of PHH Corporation and its Consolidated Subsidiaries for the fiscal quarter ending September 30, 2007 shall be furnished no later than November 30, 2007.  The Performance Guarantor shall furnish or cause to be furnished to the Agent and each Bank Principal, as soon as is practicable, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year subsequent to the fiscal quarter ended on December 31, 2007, either (i) the Form 10-Q filed by PHH Corporation with the Securities and Exchange Commission or (ii) the unaudited consolidated balance sheet of PHH Corporation and its Consolidated Subsidiaries, as of the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as of the end of the preceding fiscal year, and for the corresponding period in the preceding fiscal year, in each case, together with a certificate (substantially in the form of Exhibit C to this Agreement) signed by the chief financial officer, the chief accounting officer or a vice president responsible for financial administration of PHH Corporation to the effect that such financial statements, while not examined by independent public accountants, reflect, in his\her opinion and in the opinion of PHH Corporation, all adjustments necessary to present fairly the consolidated financial position of PHH Corporation and its Consolidated Subsidiaries, as of the end of the fiscal quarter, and the consolidated results of their operations for the quarter then ended, in conformity with GAAP consistently applied, subject only to year-end audit adjustments and to the absence of footnote disclosure.

Section 5.6  Right to Examine Servicer Records.

The Agent shall each have the right to reasonable access to the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Eligible Mortgage Loans, during regular business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.1  Servicer’s Purchase Obligations.

Upon receipt by the Servicer of notice from the Agent of a breach of any representation or warranty of it contained in this Agreement or any action resulting in prejudice to the Principals in accordance with Section 5.2 hereof, the Servicer shall promptly notify the Seller and shall, at the direction of the Agent use its best efforts to cure and correct any such breach, and, in the event such breach is not cured and corrected within the applicable grace period, if any, the Servicer shall repurchase the related Eligible Mortgage Loan at the Repurchase Price.

Upon deposit by the Servicer of the Repurchase Price in the Funding Account, the Servicer shall arrange for the repurchase of Eligible Mortgage Loans adversely affected by such breach, and the delivery from the Custodian of any documents constituting the Mortgage Loan Files for such repurchased mortgage loans.  In the event of a repurchase, the Servicer shall, simultaneously with such repurchase, give written notice to the Seller and the Agent that such repurchase has taken place, and amend the Mortgage Loan Schedule to reflect the subtraction of the repurchased Eligible Mortgage Loan from the Repurchase Agreement.

ARTICLE VII

SERVICER TO COOPERATE

Section 7.1  Provision of Information.

During the term of this Agreement and the other Transaction Documents, the Servicer shall furnish to the Agent such periodic, special, or other reports or information, including the Daily Servicer Report required to be delivered to the Agent, the Bank Principals and the Custodian on each Payment Date, and copies or originals of any documents contained in the Mortgage Loan File for each Eligible Mortgage Loan, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Principals.  All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Agent may give.

The Servicer shall execute and deliver all such instruments and take all such action as the Agent and the Custodian may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.1  Indemnification of Third-Party Claims.

The Servicer agrees to indemnify and hold harmless each of the Principals and the Agent against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that they may sustain in any way related to the failure of the Servicer to perform its duties and service the mortgage loans in strict compliance with the terms of this Agreement or for any losses related to the investment of funds in the Escrow Account.  The Servicer shall immediately notify the Agent if a claim is made by a third party with respect to this Agreement or the mortgage loans and the Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Principals and the Agent in respect of such claim.  The Servicer’s indemnification obligation pursuant to this Section 8.1 shall survive the termination of this Agreement.

Section 8.2  Corporate Existence of the Servicer.

The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Eligible Mortgage Loans and to perform its duties under this Agreement.

Section 8.3  Limitation on Liability of Servicer and Others.

Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Agent or any Principal for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document which it in good faith reasonably believes to be genuine and have been adopted or signed by the proper authorities respecting any matters arising hereunder.  The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Eligible Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, with the consent of the Required Principals undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto.  In such event, the Servicer shall be entitled to reimbursement from the Agent of the reasonable legal expenses and costs of such action.

Section 8.4  Limitation on Resignation and Assignment by the Servicer.

The Agent and the Principals have entered into this Agreement and the other Transaction Documents to which they are a party with the Company, as Servicer, in reliance upon the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof.  The Servicer shall not resign from the obligations and duties hereby imposed on it as to any Eligible Mortgage Loan except by consent of the Required Principals and the Agent or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot reasonably be cured by the Servicer.  Notice of any such determination permitting the resignation of the Servicer shall be delivered to the Agent and each Bank Principal and any such determination shall evidenced by an Opinion of Counsel to such effect delivered to the Agent (on behalf of the Principals) which Opinion of Counsel shall be in form and substance acceptable to the Agent.  No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1 hereof.

Section 8.5  Limitation on Assignment of Right.

Except pursuant to a resignation approved pursuant to Section 8.4 hereof, the Servicer shall not assign, sell or otherwise transfer its right to receive any payments (including the Servicing Fee) hereunder.

ARTICLE IX

SERVICER DEFAULT

Section 9.1  Servicer Default.

Each of the following shall constitute a “Servicer Default” on the part of the Servicer:

(a)  Any failure by the Servicer or the Performance Guarantor to observe or perform any of the terms, covenants or agreements on the part of the Servicer set forth in this Agreement (other than those which are incapable of cure) which continues unremedied for a period of thirty (30) days after the earlier of the date on which the Servicer or the Performance Guarantor has actual knowledge or written notice of such failure;

(b)  Any representation, warranty, statement or certification made by the Servicer or the Performance Guarantor shall prove to have been materially incorrect as of the time when made, and which continues to be materially incorrect for thirty (30) days after the earlier of the date on which the Servicer or the Performance Guarantor has actual knowledge or written notice of such inaccuracy;

(c)  Any failure by the Servicer to maintain any required licenses to do business in any jurisdiction where the Mortgaged Property is located, except where such failure could not reasonably be expected to result in a material adverse effect or any failure by the Servicer to be an Approved Seller/Servicer for any two of FNMA, GNMA or FHLMC;

(d)  Application for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and a decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)  the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property;

(f)  the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations;

(g)  the Servicer or the Performance Guarantor enters into a consent agreement or otherwise agrees in writing with any federal or state regulatory agency or authority to restrict its activities, if the default of such agreement by the Servicer or the Performance Guarantor entitles such applicable federal or state agency to place the Servicer in receivership or conservatorship;

(h)  failure of the Servicer to deposit into the Funding Account on or before 2 Business Days after the date of sale or Securitization of an Eligible Mortgage Loan the proceeds of any such sale or Securitization;

(i)  on or prior to November 30, 2007, the Servicer shall have failed to either (x) appoint a back-up servicer satisfactory to Agent, or (y) enter into the Back-up Servicing Agreement (as such term is defined in the Repurchase Agreement), and such date has not been extended in writing by Agent;

(j)  (i) the Servicer, Performance Guarantor or any of their respective Subsidiaries shall fail to (x) pay any Indebtedness or Interest Rate Protection Agreements where the amount or amounts of such Indebtedness or Interest Rate Protection Agreement exceeds $50,000,000 (or its equivalent thereof in any other currency) in the aggregate; or (y) perform any other term, provision or condition with respect to any Indebtedness or Interest Rate Protection Agreements of greater than $50,000,000 (or its equivalent thereof in any other currency), which failure results in such Indebtedness becoming due prior to the scheduled date of maturity thereof or enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment (other than by a regularly scheduled payment), repurchase, redemption or defeasance thereof, prior to the scheduled date of maturity thereof; or (ii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Servicer, the Performance Guarantor or any of their respective Subsidiaries is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness or Interest Rate Protection Agreement where the amount or amounts of such Indebtedness or Interest Rate Protection Agreement exceeds $50,000,000 (or its equivalent thereof in any other currency) in the aggregate;

(k)  at any time the Delinquency Ratio shall be greater than five percent (5%) of the Aggregate Purchase Price at such time;

(l)  any financial covenant of PHH Corporation contained in Section 3.4(g) shall not be satisfied; or

(m)  the failure on the part of the Servicer to make any payment or deposit required under this Agreement or any other Transaction Document on or before 2 Business Days after the date such payment or deposit is required to be made.

In each and every such case, so long as a Servicer Default shall not have been remedied, in addition to whatsoever rights the Agent and the Principals may have at law or in equity to damages, including injunctive relief and specific performance, the Agent, by notice in writing to the Servicer may terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Eligible Mortgage Loans and the proceeds thereof other than unpaid Servicing Fees.  The Agent will only remove the Servicer as described above upon the affirmative vote of the Required Principals.

Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Eligible Mortgage Loans or otherwise, shall pass to and be vested  in the successor appointed pursuant to Section 12.1 hereof.  Upon written request from the Agent, the Servicer shall prepare, execute and deliver to the successor entity designated by the Agent any and all documents and other instruments, place in such successor’s possession all Mortgage Loan Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Eligible Mortgage Loans and related documents, at the Servicer’s sole expense.  The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to Margin Call Account or Escrow Account or thereafter received with respect to the Eligible Mortgage Loans.

Section 9.2  Waiver of Defaults.

With the consent of the Required Principals, the Agent may waive any default by the Servicer in the performance of its obligations hereunder and its consequences.  Upon any waiver of a past default, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE X

TERMINATION AND LIQUIDATION

Section 10.1  Termination of Agreement.

This Agreement shall terminate upon the final payment or other liquidation (or any advance with respect thereto) of the last Eligible Mortgage Loan sold under the Repurchase Agreement.

Section 10.2  Termination of Servicing With Respect to Any Eligible Mortgage Loan.

This Agreement shall terminate with respect to any Eligible Mortgage Loan upon the occurrence of the following: (i) the receipt into the Funding Account of the proceeds of any sale or Securitization of such Eligible Mortgage Loan or the Repurchase Price or Principal Prepayment in full of such Eligible Mortgage Loan; or (ii) the effectiveness of the termination of the Company pursuant to Section 12.1. No termination shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.1.

Upon written request from the Agent, the Servicer shall prepare, execute and deliver to the successor entity designated by the Agent any and all documents and other instruments, place in such successor’s possession all Mortgage Loan Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Eligible Mortgage Loans and related documents, at the Servicer’s sole expense.  The Servicer shall cooperate with such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Funding Account, Collection Account or Escrow Account or thereafter received with respect to the Eligible Mortgage Loans.

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1  Successor to Servicer.

Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Sections 8.4 or 10.1 hereof, the Agent shall appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement.  In connection with such appointment and assumption, the Agent may make such arrangements for the compensation of such successor out of payments on Eligible Mortgage Loans as it and such successor shall agree.  In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties, responsibilities and liabilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section 12.1 and such resignation or removal shall in no event relieve the Servicer of the representations and warranties made pursuant to Section 3.1 hereof and the remedies available to the Agent under Section 3.3 hereof, it being understood and agreed that the provisions of such Sections 3.1 and 3.3 shall be applicable to the Servicer notwithstanding any such sale, assignment, resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and the Agent an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.1 hereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Servicer or termination of this Agreement pursuant to Sections 8.4, or 10.1 hereof shall not affect any claims that the Agent or any Principal may have against the Servicer arising out of the Servicer’s actions or failure to act prior to any such termination or resignation.

The Servicer shall deliver promptly to the successor Servicer the funds in the Margin Call Account, the Collection Account, the Funding Account and the Escrow Account and all Mortgage Loan Files and related documents and statements held by it hereunder and the Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Section 12.2  Amendment.

This Agreement may only be amended with the written consent of the Seller, the Agent, the Required Principals, the Performance Guarantor and the Servicer.  The costs and expenses associated with any such amendment shall be borne by the Seller.

Section 12.3  Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.4  Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 12.5  Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)  if to PHH Mortgage Corporation, to it at its address set forth in Section 29 of the Repurchase Agreement or such other address as may hereafter be furnished to the Agent in writing;

(ii)  if to the Agent, to it at its address set forth in Section 29 of the Repurchase Agreement; and

(iii)  if to the Performance Guarantor, to it at PHH Mortgage Corporation’s address set forth in Section 29 of the Repurchase Agreement.

Section 12.6  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement

Section 12.7  Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Agent or any Principal.

Section 12.8  Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one  agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that the rights of the Principals to an indemnity from the Servicer pursuant to Section 3.3 hereof are not assignable and shall inure only to the benefit of the Principals and to no other Person.

Section 12.9  Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Servicer’s expense in the event recordation is either necessary under applicable law or requested by the Agent at its sole option.

Section 12.10  [RESERVED].

Section 12.11  [RESERVED].

Section 12.12  Waiver of Offset.

The Servicer agrees to deliver to the Agent (for itself and for the benefit of each Principal) all amounts required by this Agreement to be delivered by the Servicer to such Persons free and clear of any offset, counterclaim or other deduction on account of, or in respect of, any such Person to the Servicer hereunder.

ARTICLE XIII

PHH CORPORATION GUARANTEE

Section 13.1  Guarantee of Seller’s Representations and Warranties, Servicer’s Performance and Payment Obligations.

For value received, and in consideration of the financial accommodation accorded to the Company by the Agent and the Principals under the Transaction Documents, PHH Corporation (the “Performance Guarantor”) hereby fully, unconditionally, and irrevocably guarantees to the Agent, each Principal, the holders of all the holders of the Short-Term Notes and the APA Purchasers (i) with respect to the Seller, the representations and warranties set forth herein and in the other Transaction Documents, and (ii) as to the Servicer, the due performance of, and punctual payment of all amounts payable by, the Company, in its capacity as Servicer under this Agreement and the other Transaction Documents when and as such obligations hereunder shall become due and, in the case of any payments, payable.  The Performance Guarantor will ensure the performance and payment of every act, duty, obligation, agreement and responsibility of the Servicer set forth herein.

In case of the failure or inability of (i) the Seller, regarding its obligations pursuant to Section 3.3 hereof with respect to a breach of a representation or warranty made in any Transaction Document, (iii) the Seller, with respect to its obligations pursuant to Section 2.2(b) and 3.5 hereof and (iii) the Servicer to punctually perform any such act, duty, obligation, responsibility or agreement or to pay punctually any such amounts, the Performance Guarantor hereby agrees, upon written demand by the Agent, to, as applicable, (i) perform any such act, duty, obligation, responsibility or agreement and (ii) pay or cause to be paid any such amount, punctually when and as the same shall become due and, in the case of any payment, payable (exclusive of any grace period).

(a)  Performance Guarantor hereby agrees that its obligations under this Section 13.1 constitute a guarantee of performance and payment when due and not of collection.

(b)  Performance Guarantor hereby agrees that its obligations under this Section 13.1 shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or any other Transaction Document against the Company, the absence of any action to enforce the Company’s obligations under any Transaction Document, any waiver or consent by the Agent, and Principal or any APA Purchaser with respect to any provisions thereof, the entry by the Company and the Agent and the Principals into additional transactions under the Repurchase Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations or payment, which are not waived); provided, however, that Performance Guarantor shall be entitled to exercise any right that the Servicer could have exercised under any Transaction Document to cure any default in respect of its obligations thereunder or to set-off, counterclaim or withhold payment in respect of any event of default or potential event of default in respect of the Agent or any Principal or any Affiliate, but only to the extent such right is provided to the Company under the applicable Transaction Document.  The Performance Guarantor acknowledges that the Servicer and the Agent (for and on behalf of the Principals) may from time to time enter into one or more transactions pursuant to the Repurchase Agreement and agrees that the obligations of the Performance Guarantor under this Section 13.1 will upon the execution of any such transaction extend to all such transactions without the taking of further action by the Performance Guarantor.

(c)  The Performance Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with any Transaction Document and this Section 13.1, or (ii) any requirement that the Agent, any Principal or any APA Purchaser exhaust any right to take any action against the Company or any other person prior to or contemporaneously with proceeding to exercise any right against the Performance Guarantor under this Section 13.1.

IN WITNESS WHEREOF, the Company, the Performance Guarantor and the Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

PHH MORTGAGE CORPORATION, as Seller and Servicer By: /s/ Mark E. Johnson Name: Mark E. Johnson Title: Vice President and Treasurer

Amended and Restated Servicing
Agreement (PHH Mortgage)

PHH CORPORATION, solely in its capacity as Performance Guarantor By: /s/ Terence Edwards Name: Terence Edwards Title: President and CEO

Amended and Restated Servicing
Agreement (PHH Mortgage)

BARCLAYS BANK PLC, as Agent By: /s/ Pierre Duleyrie Name: Pierre Duleyrie Title: Director

Amended and Restated Servicing
Agreement (PHH Mortgage)